DMC     Dynamic Materials
        Corporation


FOR IMMEDIATE RELEASE                                                   CONTACT:
November 1, 2006                          Pfeiffer High Investor Relations, Inc.
                                                                      Geoff High
                                                                    303-393-7044

            DYNAMIC MATERIALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Selected Highlights

  o  Explosive Metalworking backlog reaches all-time high $68.5 million
  o Third quarter sales advance 23% to $24.9 million versus comparable year-ago quarter
  o Income from operations increases 40% to $6.1 million versus last year's third quarter
  o Net income increases 17% to $3.7 million, or $0.30 per diluted share, versus 2005 Q3

BOULDER, Colo. - November 1, 2006 - Dynamic Materials Corporation (DMC) (Nasdaq:
BOOM), a leading provider of explosion-welded clad metal plates, today reported financial results for its third quarter and nine-month period ended September 30, 2006.

Sales in the third quarter increased 23% to $24.9 million from $20.2 million in the third quarter last year. Third quarter sales were below those in this year's second quarter, which were an all-time quarterly high $27.8 million, and had benefited from early product deliveries by the Company's Explosive Metalworking segment on certain orders that were originally scheduled for shipment in the third quarter.

Third quarter gross margin was 33% versus 31% in the comparable year-ago quarter and 36% in this year's second quarter. Income from operations increased 40% to $6.1 million from $4.4 million in the third quarter last year. Second quarter income from operations was $7.8 million.

Net income increased 17% to $3.7 million, or $0.30 per diluted share, from $3.2 million, or $0.26 per diluted share in the third quarter last year. Second quarter net income was $5.0 million, or $0.41 per diluted share.

Explosive Metalworking
Third quarter sales at the Company's Explosive Metalworking segment increased 23% to $23.5 million from $19.2 million in the third quarter last year. Second quarter sales were a record $26.6 million, due in part to the early customer deliveries discussed above. Operating income increased 41% to $5.8 million from $4.1 million in the comparable year-ago quarter. Operating income in the second quarter was $7.7 million. Order backlog at the end of the third quarter was a record $68.5 million, up 31% from the $52.4 million recorded at the end of the second quarter.

AMK Welding
Third quarter sales at the Company's AMK Welding segment increased 28% to $1.3 million versus $1.1 million in the third quarter last year and $1.1 million in this year's second quarter. Operating income was $391,000, up 52% from $258,000 reported in the comparable year-ago quarter and an increase of 220% from the $122,000 reported in this year's second quarter.

Management Commentary
"The DMC team delivered the third strongest quarterly performance in Company history," said Yvon Cariou, president and chief executive officer. "Our financial results met our internal forecasts and we achieved better-than-expected quarterly bookings. In fact, Q3 bookings established a new single-quarter record.

"Our all-time high order backlog, a deep roster of new contract opportunities and ongoing capital investments within our global target markets are all encouraging signs that our prospects for continued growth remain strong," Cariou added. "We believe our fourth quarter will be strong given our anticipated high-level of product deliveries scheduled for the period."

Cariou said the $9.6 million expansion underway at the Company's Mt. Braddock, Pennsylvania production facility is on schedule and proceeding smoothly. "We are confident our new production capacity will be online by the end of next year's second quarter - in time to help facilitate deliveries from our mounting order backlog. The expansion of our AMK Welding operations, which are beginning to benefit from increased work on a major long-term supply agreement, is also on track."

Rick Santa, chief financial officer, said, "Given the expected strength of our fourth fiscal quarter, we continue to believe our results during the second half of 2006 will be comparable to those reported during the first half of the year."

"Our balance sheet also showed increased strength at the end of the third quarter, and included cash and cash equivalents of $19.2 million," Santa added. "Working capital has grown by 49% since the beginning of the year, and stood at $32.4 million on September 30. We are obviously very encouraged by the growing financial strength of DMC."

Nine-Month Results
Through nine months, sales increased 39% to $77.8 million compared with sales of $56.1 million at the nine-month mark last year. Gross margin improved to 35% from 29% in the same period last year, thanks largely to the strong year-to-date sales increases and a more favorable absorption of fixed manufacturing and overhead expenses within the Explosive Metalworking segment, which generates approximately 95% of DMC's total revenue. Income from operations increased 93% to $20.4 million compared with $10.6 million through nine months last year. Net income advanced 105% to $14.2 million, or $1.16 per diluted share, versus net income of $6.9 million, or $0.58 per diluted share, during the same period a year ago. This year's nine-month net income figure included a first quarter gain from discontinued operations of $1.4 million, or $0.11 per share, net of tax, which was attributable to the sale of a real estate purchase option associated with the Company's former Spin Forge division.

DMC's Explosive Metalworking segment reported year-to-date sales of $74.3 million, up 39% versus sales of $53.4 million at the nine-month mark last year. Operating income increased 100% to $20.2 million compared with $10.1 million during the same period last year.

Nine-month sales at AMK Welding increased 27% to $3.4 million compared with $2.7 million during the comparable period last year. AMK's operating income increased 28% $621,000 compared with $485,000 through nine months last year.

Conference call information
Management will hold a conference call to discuss third quarter results today at 5:00 p.m. Eastern (3:00 p.m. Mountain). Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 800-299-8538 (617-786-2902 for international callers) and entering the passcode 19653209. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through November 3, 2006, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 31704541.

About Dynamic Materials Corporation
Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. The company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the company's website at dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipment; fluctuations in customer demand; changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the company's SEC reports, including the report on Form 10-K for the year ended December 31, 2005.

                                       ###

                   DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
                    (Dollars in Thousands, Except Share Data)
                                   (unaudited)

                                                            Three months ended                Nine months ended
                                                                 September 30,                   September 30,
                                                         ---------------------------------------------------------------
                                                              2006            2005           2006            2005
                                                         ---------------------------------------------------------------
NET SALES                                                      $  24,852      $  20,238       $  77,781       $  56,124
COST OF PRODUCTS SOLD                                             16,542         13,970          50,270          39,990
                                                         ---------------------------------------------------------------
               Gross profit                                        8,310          6,268          27,511          16,134
                                                         ---------------------------------------------------------------
COSTS AND EXPENSES:
     General and administrative expenses                           1,267          1,020           3,948           2,726
     Selling expenses                                                904            849           3,174           2,845
                                                         ---------------------------------------------------------------
               Total costs and expenses                            2,171          1,869           7,122           5,571
                                                         ---------------------------------------------------------------
INCOME FROM OPERATIONS OF CONTINUING
     OPERATIONS                                                    6,139          4,399          20,389          10,563
OTHER INCOME (EXPENSE):
     Other income (expense), net                                    (23)            (8)            (40)               9
     Interest expense                                               (42)           (65)           (108)           (233)
     Interest income                                                 163              2             455              22
                                                         ---------------------------------------------------------------
          INCOME BEFORE INCOME TAXES AND
               DISCONTINUED OPERATIONS                             6,237          4,328          20,696          10,361

INCOME TAX PROVISION                                               2,547          1,176           7,865           3,445
                                                         ---------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                  3,690          3,152          12,831           6,916
DISCONTINUED OPERATIONS:

     Income from discontinued operations, net of tax                   -              -           1,357               -
                                                         ---------------------------------------------------------------
               Income from discontinued operations                     -              -           1,357               -
                                                         ---------------------------------------------------------------
NET INCOME                                                      $  3,690       $  3,152       $  14,188        $  6,916
                                                         ===============================================================
INCOME PER SHARE - BASIC:
     Continuing operations                                      $   0.31       $   0.27        $   1.09        $   0.62
     Discontinued operations                                           -              -            0.11               -
                                                         ---------------------------------------------------------------
     Net income                                                 $   0.31       $   0.27        $   1.20        $   0.62
                                                         ===============================================================
INCOME PER SHARE - DILUTED:
     Continuing operations                                      $   0.30       $   0.26        $   1.05        $   0.58
     Discontinued operations                                           -              -            0.11               -
                                                         ---------------------------------------------------------------
     Net income                                                 $   0.30       $   0.26        $   1.16        $   0.58
                                                         ===============================================================
WEIGHTED AVERAGE NUMBER OF SHARES
          OUTSTANDING -
     Basic                                                    11,865,336     11,648,502      11,813,371      11,141,394
                                                         ===============================================================
     Diluted                                                  12,210,791     12,135,142      12,216,283      12,028,562
                                                         ===============================================================
ANNUAL DIVIDENDS DECLARED PER COMMON SHARE                        $    -       $   0.10        $   0.15    $       0.10
                                                         ===============================================================

                   DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)
                                   (unaudited)

ASSETS                                                       September 30,             December 31,
------                                                           2006                      2005
                                                              (unaudited)
                                                        ---------------------------------------------------
Cash and cash equivalents                                          $      19,161                 $   5,763
Marketable securities                                                          -                     1,950
Accounts receivable, net                                                  19,884                    15,576
Inventories                                                               14,025                    11,869
Other current assets                                                       2,131                     1,394
                                                        ---------------------------------------------------
     Total current assets                                                 55,201                    36,552
Property, plant and equipment, net                                        16,932                    12,572
Other long-term assets                                                     1,562                     6,187
                                                        ---------------------------------------------------
Total assets                                                          $   73,695                $   55,311
                                                        ===================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                       $   8,182                 $   7,278
Customer advances                                                          8,026                     1,885
Other current liabilities                                                  6,243                     5,102
Current portion of long-term debt                                            368                       573
                                                        ---------------------------------------------------
     Total current liabilities                                            22,819                    14,838
Long-term debt                                                               368                     2,221
Other long-term liabilities                                                  565                     3,297
Stockholders' equity                                                      49,943                    34,955
                                                        ---------------------------------------------------
Total liabilities and stockholders' equity                            $   73,695                $   55,311
                                                        ===================================================

                   DYNAMIC MATERIALS CORPORATION & SUBSIDIARY
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
                             (Dollars in Thousands)
                                   (unaudited)

                                                                            2006              2005
                                                                      ------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                               $  14,188          $  6,916
     Adjustments to reconcile net income to net cash
        provided by operating activities -
             Income from discontinued operations, net of tax                    (1,357)                 -
             Depreciation                                                         1,020             1,132
             Amortization of capitalized debt issuance costs                         50                33
             Stock-based compensation                                               436                 -
             Provision for deferred income taxes                                    923             (171)
             Tax benefit related to stock options                                     -             2,477
             Change in working capital, net                                         997           (5,843)
                                                                      ------------------------------------
                  Net cash flows provided by operating activities                16,257             4,544
                                                                      ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Sale of marketable securities                                                1,950                 -
     Acquisition of property, plant and equipment                               (5,154)           (1,966)
     Loan to related party                                                      (1,206)                 -
     Repayment on loan to related party                                           1,206                 -
     Change in other non-current assets                                             219               218
     Payment received on other receivables related to discontinued
        operations                                                                    3             1,016
     Cash flows provided by investing activities of discontinued
        operations                                                                2,197                 -
                                                                      ------------------------------------
                    Net cash flows used in investing activities
                                                                                  (785)             (732)
                                                                      ------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments on lines of credit, net                                            (47)           (3,302)
     Payments on long-term debt                                                 (2,081)           (1,778)
     Payment of dividends                                                       (1,766)           (1,155)
     Net proceeds from issuance of common stock                                     523             1,481
     Tax benefit related to stock options                                           948                 -
     Other cash flows from financing activities                                      22                23
                                                                      ------------------------------------
                    Net cash flows used in financing activities                 (2,401)           (4,731)
                                                                      ------------------------------------
EFFECTS OF EXCHANGE RATES ON CASH                                                   327             (117)
                                                                      ------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                        13,398           (1,036)
                                                                      ------------------------------------
CASH AND CASH EQUIVALENTS, beginning of the period                                5,763             2,404
                                                                      ------------------------------------
CASH AND CASH EQUIVALENTS, end of the period                                  $  19,161          $  1,368
                                                                      ====================================